As filed with the Securities and Exchange Commission on September 29, 2009
Registration No. 333-158269

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post Effective Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	3585	38-1093240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
(734) 585-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Lynn Dennison
Vice President — Law and Risk Management, Secretary and General Counsel
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
(734) 585-9500

Copy to:	Copy to:
Michael J. Aiello, Esq.	Robert J. Krueger
Weil, Gotshal & Manges LLP	Honigman, Miller, Schwartz and Kohn LLP
767 Fifth Avenue	2290 First National Building
New York, New York 10153	660 Woodward Ave
(212) 310-8552	Detroit, MI 49226-3506
(313) 465-4752
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the shareholder approvals described in the enclosed proxy statement/prospectus are obtained. The Common Shares being offered are expected to be listed to trade on the Nasdaq Global Market, under the trading symbol, “TECU.”
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount to be	Amount to be	Proposed Maximum	Proposed Maximum
	Registered in	Registered in	Offering Price per	Offering Price per	Proposed Maximum	Amount of
Title of Securities to be	Respect of Class A	Respect of Class B	Share (Class A	Share (Class B	Aggregate Offering	Registration Fee
Registered	Common Stock(1)	Common Stock(1)	Common Stock)(2)	Common Stock)(3)	Price(4)	(5)
Common Shares	0 shares	0 shares	$5.03	$5.39	$104,514,154.65	$5,831.89

(1)	Reflects the deregistration of all Common Shares of the registrant (“Common Shares”) that were not sold prior to termination of the offering as a result of failure to obtain shareholder approval of the recapitalization to the holders, immediately before the recapitalization, of the registrant’s Class A Common Stock, $1.00 par value, and Class B Common Stock, $1.00 par value.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Class A Common Stock on March 20, 2009.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Class B Common Stock on March 20, 2009.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1)under the Securities Act, based on the sum of: (A) the product of the estimated maximum number of Common Shares to be registered in the recapitalization in respect of shares of Class A Common Stock multiplied by the proposed maximum offering price per share calculated as described in (2) above; plus (B) the product of the estimated maximum number of Common Shares to be registered in the recapitalization in respect of shares of Class B Common Stock multiplied by the proposed maximum offering price per share calculated as described in (3) above.

(5)	Calculated by multiplying 0.00005580 by the proposed maximum aggregate offering price.

SIGNATURES

This post-effective amendment no. 1 is being filed to deregister all of the shares previously registered under this registration statement. the shares were not sold prior to termination of this offering as a result of the failure to obtain shareholder approval of the proposed recapitalization at the 2009 annual meeting of shareholders.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on September 29, 2009.

TECUMSEH PRODUCTS COMPANY
By:	/s/ EDWIN L. BUKER
Edwin L. Buker
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Office	Date of Signing

/s/ EDWIN L. BUKER	Chairman, President and Chief Executive Officer (Principal Executive	September 29, 2009
Edwin L. Buker	Officer)

/s/ JAMES S. NICHOLSON	Vice President, Treasurer and Chief Financial Officer (Principal	September 29, 2009
James S Nicholson	Accounting and Principal Financial Officer)

/s/ KENT B. HERRICK	Director	September 29, 2009
Kent B. Herrick

/s/ STEVEN J. LEBOWSKI	Director	September 29, 2009
Steven J. Lebowski

/s/ TERENCE C. SEIKEL	Director	September 29, 2009
Terence C. Seikel

/s/ ZACHARY E. SAVAS	Director	September 29, 2009
Zachary E. Savas

September 29, 2009

S-1